Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Janus Investment Fund of our reports dated November 28, 2022, relating to the financial statements and financial highlights, which appear in Janus Henderson International Opportunities Fund and Janus Henderson Overseas Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 8, 2023